Exhibit 99.1

Team Health Holdings, Inc. Prices Secondary Offering of Common Stock

KNOXVILLE, Tenn. – March 2, 2011 –Team Health Holdings, Inc. (“Team Health”) (NYSE: TMH) announced today that the secondary offering of 8,000,000 shares of its common stock to be sold by its principal stockholder, Ensemble Parent LLC, an investment fund affiliated with The Blackstone Group L.P., and its chief financial officer, pursuant to a registration statement that Team Health previously filed with the Securities and Exchange Commission, has priced at a public offering price of $17.10 per share. The offering is expected to close on March 8, 2011. Ensemble Parent LLC is selling 7,950,000 shares and after underwriting discounts and before expenses will receive proceeds of $129,827,475. Team Health’s chief financial officer is selling 50,000 shares and after underwriting discounts and before expenses will receive proceeds of $816,525. Ensemble Parent LLC will grant the underwriters an option to purchase up to 1,200,000 additional shares of common stock to cover over-allotments, if any. Team Health will not receive any proceeds from the sale of shares in the offering or from the sale of any shares to cover over-allotments.

Barclays Capital, Citi, BofA Merrill Lynch and Goldman, Sachs & Co. are acting as joint book-running managers and Deutsche Bank Securities, Morgan Keegan and Stephens Inc. are acting as co-managers for the offering.

This offering is being made solely by means of a prospectus, copies of which may be obtained from: Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; or Citi at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department, or by calling (800)-831-9146.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TeamHealth

Team Health was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its six principal service lines located in 13 regional sites, TeamHealth’s more than 5,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, and pediatric staffing and management services to approximately 530 civilian and military hospitals, clinics, and physician groups in 44 states.